Exhibit 10.1.1


                             COMPENSATION COMMITTEE
          RESOLUTIONS RESPECTING FISCAL YEAR 2005 INCENTIVE BONUS PLAN


         The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Delta Woodside Industries, Inc. (the "Company") adopts the following resolutions by unanimous written consent:

         WHEREAS, by resolutions dated as of January 21, 2005 (the "Original Resolutions"), the Committee adopted the 2005 fiscal year bonus plan described in the Original Resolutions (the "Bonus Plan");

         WHEREAS, the Committee desires to set forth the method by which cash bonuses will be paid from the bonus pool, if any, created in accordance with the Bonus Plan;

         NOW, THEREFORE, the Committee hereby resolves as follows:

         1. The part of the schedule attached to the Original Resolutions entitled "Incentive Pool Spread to Participants" (the "Allocation Schedule") sets forth, in its far right hand column, the percentages of the total bonus pool, if any, created by the Bonus Plan that are available to the specified employee classes. The portion of the bonus pool represented by any particular such percentage is the maximum amount of the bonus pool that is available for the specified employee class. The aggregate cash bonuses paid to employees within that employee class may be equal to or less than such maximum amount, as determined in accordance with the remaining provisions of these resolutions.

         2. Subject to the terms of the Bonus Plan and these resolutions, and taking into account any recommendation of the President and Chief Executive Officer of the Company, the Committee will determine how, and the extent to which, the 29% of the total bonus pool, if any, available for cash bonuses to the 3 employees covered by the last employee class set forth in the Allocation Schedule will be allocated and paid to the Company's executive officers.

         3. Subject to the terms of the Bonus Plan and these resolutions, the President and Chief Executive Officer of the Company shall determine how, and the extent to which, the remaining portions of the bonus pool, if any, will be paid as cash bonuses to the applicable employees. Notwithstanding the foregoing provisions of these resolutions, if the President and Chief Executive Officer determines that the portion of the bonus pool available for any specified employee class exceeds the bonuses to be paid to members of that employee class, such excess may be used to pay bonuses to members of any of the other employee classes covered by this paragraph 3.


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         4. As supplemented by these resolutions, the Original Resolutions remain in full force and effect.

         Adopted as of February 11, 2005.


                            COMPENSATION COMMITTEE OF
                               BOARD OF DIRECTORS

/s/ Buck A. Mickel                  /s/ C. C. Guy
------------------------            --------------------------
Buck A. Mickel                      C.C. Guy


/s/ Michael R. Harmon               /s/ Max Lennon
------------------------            --------------------------
Michael R. Harmon                   Dr. Max Lennon


/s/ E. Erwin Maddrey, II
------------------------
E. Erwin Maddrey, II